December 19, 2014

Amy Johnson

Managing Director and Chief Operating Officer

Columbia Management Investment Advisers

9546 Ameriprise Financial Center

Minneapolis, MN 55474

RE: China Connect Service on behalf of each Registrant listed in Schedule A hereto, on behalf of itself and each of the Funds lists under its name on Schedule A hereto

Dear Amy:

This letter relates to your interest in participating in the China Connect Service (as defined by the Rules of the Stock Exchange of Hong Kong (“SEHK”)) through your relationships with J.P. Morgan’s global custody business (“J.P. Morgan Custody”) pursuant to your global custody agreement dated March 7, 2011 with us (“Custody Agreement”) and your applicable J.P. Morgan broker-dealer and its affiliates (including the SEHK exchange participant J.P. Morgan Broking (Hong Kong) Limited) (“J.P. Morgan Broker”). As a result, J.P. Morgan is able to facilitate a coordinated settlement process (“coordinated brokerage and custody model”) to safekeep your China Connect Securities (as defined by the Rules of SEHK) and handle trade settlements via J.P. Morgan Broking (Hong Kong) Limited.

By choosing to avail yourself of the coordinated brokerage and custody model, you hereby agree that this letter supplements the Custody Agreement in relation to your trading in China Connect Securities:

1. Disclosure - for stock positions held under the coordinated brokerage and custody model, you authorise J.P. Morgan Custody to disclose information on available China Connect Securities positions to J.P. Morgan Broker prior to the execution of any sale order from you to ensure you have sufficient stock available to sell.

2. Delivery of Stock – J.P. Morgan Custody shall perform instruction matching and subsequent investigation and escalation with J.P. Morgan Broker where any discrepancy is identified between the settlement instruction received and the trade execution to ensure appropriate resolution. Nevertheless, for sale orders executed under the China Connect Service, J.P. Morgan Broker is obligated to deliver securities out of the appropriate CCASS account with Hong Kong Securities Clearing Company Limited (“HKSCC”) on trade date to satisfy its Continuous Net Settlement obligation due to HKSCC, even in the event that J.P. Morgan Custody has not received corresponding instructions from you or an alternative settlement date was agreed between you and J.P. Morgan as broker.

Lisa Zippelius | Vice President | J.P. Morgan | 383 Madison Avenue - 11th Fl, New York, NY 10179 | T: 212 622 0650 | lisa.zippelius@jpmorgan.com | jpmorgan.com

With respect to the settlement and custody of China Connect Securities in any of your securities accounts that is or will be opened pursuant to the Custody Agreement, you acknowledge and undertake that you have familiarized yourself with, and fully understand, the rules, regulations, policies or guidelines applicable to China Connect Service and have satisfied yourself as to your eligibility to participate and the resultant implications in connection with participating and trading in China Connect Securities.

The China Connect Service raises a number of investment consideration with which you will need to be familiar. Certain of these considerations are listed in market materials that we will provide you separately and in a supplement to our 17f-7 assessment of the HKSCC.

Please sign and return the enclosed copy of this letter to reflect your understanding of, and agreement to, the above.

Very truly yours

/s/ Lisa Zippelius
Relationship Manager

Lisa Zippelius
Vice President

ACCEPTED AND AGREED:

EACH REGISTRANT LISTED ON SCHEDULE A

HERETO, ON BEHALF OF ITSELF AND EACH

OF THE FUNDS LISTED UNDER ITS NAME ON

SCHEDULE A HERETO

/s/ Amy K. Johnson
By:	Amy K. Johnson
Title:	Managing Director

Lisa Zippelius | Vice President | J.P. Morgan | 383 Madison Avenue - 11th Fl, New York, NY 10179 | T: 212 622 0650 |

lisa.zippelius@jpmorgan.com | jpmorgan.com

Schedule A

Columbia Funds Series Trust

Columbia Overseas Value Fund – China Connect (P12934/76569)

Columbia International Value Fund – China Connect (P12899/76591)

Columbia Funds Series Trust I

Columbia Emerging Markets Fund – China Connect (P12889/76543)

Columbia Greater China Fund – China Connect (P12891/76545)

Columbia Pacific/Asia Fund – China Connect (P12935/76570)

Columbia Funds Series Trust II

Columbia Global Opportunities Fund – China Connect (P10215/52346)

Columbia Global Opportunities Fund - China Connect (P01045/52302)

Columbia Funds Variable Series Trust II

Variable Portfolio - Emerging Markets Fund - China Connect (P01022/52292)

Lisa Zippelius | Vice President | J.P. Morgan | 383 Madison Avenue - 11th Fl, New York, NY 10179 | T: 212 622 0650 |

lisa.zippelius@jpmorgan.com | jpmorgan.com